Exhibit 12

                      ARISTAR, INC. AND SUBSIDIARIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (Unaudited)

                                                Year Ended December 31,

(Dollars in Thousands)                1994      1993       1992       1991       1990

Income from operations before
 income taxes and cumulative
 effect of a change in
 accounting principle             $ 91,592  $ 79,683   $ 75,728   $ 63,430   $ 37,480

Fixed charges:
 Interest and debt
 expense on all
 indebtedness                       87,074    86,385     89,005     80,261     92,154

Appropriate portion
 of rentals (33%)                    2,537     2,825      2,358      2,157      2,062

Total fixed charges                 89,611    89,210     91,363     82,418     94,216

Earnings available for
 fixed charges                    $181,203  $168,893   $167,091   $145,848   $131,696

Ratio of earnings to
 fixed charges                        2.02      1.89       1.83       1.77       1.40
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